EXHIBIT 99.1
Novocure Announces Clinical Collaboration with MSD on a Registrational-Intent Study to Evaluate Tumor Treating Fields Together with KEYTRUDA® (pembrolizumab) in Newly Diagnosed Glioblastoma

ST. HELIER, Jersey – Novocure (NASDAQ: NVCR) today announced it has entered into a clinical trial collaboration agreement with MSD, a tradename of Merck & Co., Inc., Rahway, NJ, USA, to study the use of Tumor Treating Fields (TTFields) concomitant with MSD’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for the treatment of patients with newly diagnosed glioblastoma (GBM). This is the second clinical collaboration between Novocure and MSD.

“We are excited to collaborate again with global oncology leader, MSD, in the pursuit of extending survival in some of the most aggressive forms of cancer,” said William Doyle, Novocure’s Executive Chairman. “EF-41/Keynote D58 will build on encouraging preliminary data from the 2-THE-TOP phase 2 pilot study and will further explore recently published data suggesting the potential for a therapeutic benefit when TTFields are used together with immunotherapy due to TTFields’ downstream immune system activation and anti-tumor cell response. Through the EF-41/Keynote D58 trial, we hope to identify a potential new treatment option for solid tumor cancers and we are thrilled at the prospect of improving outcomes for patients in need.”

Novocure and MSD plan to conduct a double-blind, placebo-controlled study of TTFields concomitant with KEYTRUDA and maintenance temozolomide (TMZ) versus TTFields together with placebo and maintenance TMZ for the treatment of adult patients with newly diagnosed GBM. Novocure intends to engage FDA in the near term in a pre-submission discussion regarding the details of the agreed upon study.

ABOUT 2-THE-TOP

The EF-41/Keynote D58 trial will build on encouraging preliminary data from the 2-THE-TOP phase 2 pilot study. The 2-THE-TOP trial is an investigator-initiated, phase 2 pilot trial evaluating the use of TTFields therapy together with pembrolizumab and chemotherapy (temozolomide) for the treatment of 26 adult patients with newly diagnosed GBM. In March 2022, updated data from the ongoing 2-THE-TOP study was presented at the World Federation of Neuro-oncology Societies (WFNOS) 2022 Quadrennial Meeting, comparing outcomes for 26 patients in the 2-THE-TOP study versus a historical, matched-control group of 26 patients from the TTFields plus temozolomide arm of the phase 3 pivotal EF-14 clinical trial. Patients in the 2-THE-TOP trial displayed median progression-free survival (primary endpoint) of 12.1 months and median overall survival of 25.2 months, which are based on a median follow-up time of 16.8 months. Additionally, 193,760 peripheral blood mononuclear cells were sequenced in 12 patients before pembrolizumab was administered and detected robust post-TTFields T cell activation in 11 of 12 patients via the T1IFN trajectory with a strong correlation with the TCRαβ clonal expansion Simpson index (Spearman coefficient r=-0.8, P=0.014).

About Tumor Treating Fields

Tumor Treating Fields, or TTFields, are electric fields that disrupt cancer cell division. Fundamental scientific research extends across more than two decades and, in all preclinical research to date, TTFields have demonstrated a consistent anti-mitotic effect. TTFields therapy is intended principally for use together with other standard-of-care cancer treatments. There is a growing body of evidence that supports TTFields’ broad applicability with certain other cancer therapies, including radiation therapy, certain chemotherapies and certain immunotherapies. In clinical research and commercial experience to date, TTFields therapy has exhibited no systemic toxicity, with mild to moderate skin irritation being the most common side effect. The TTFields global development program includes a network of preclinical collaborators and a broad range of clinical trials across all phases, including four phase 3 pivotal trials in a variety of tumor types. To date, more than 24,000 patients have been treated with TTFields therapy.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Novocure

Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and malignant pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Jersey, and with a growing global footprint, Novocure has regional operating centers in Root, Switzerland, Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements

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statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428